L:\secfiles\8-k\1997\janpress.doc


                      SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549-1004





                                   FORM 8-K
                   CURRENT REPORT PURSUANT TO SECTION 13 OF
                     THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) January 27, 1997
                                  ----------------




                          GENERAL MOTORS CORPORATION
            -----------------------------------------------------
            (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                         Identification No.)




   100 Renaissance Center, Detroit, Michigan                 48243-7301
3044 West Grand Boulevard, Detroit, Michigan                 48202-3091
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

ITEM 5. OTHER EVENTS

         (a) On January 27, 1997, General Motors Corporation (GM or General Motors) issued a news release announcing that its Board of Directors (the GM Board) had increased the dividend on the GM $1-2/3 par value and Class H common stocks and approved a $2.5 billion repurchase program for GM $1-2/3 par value common stock. The news release was as follows:

                               GM NEWS RELEASE

      GENERAL MOTORS CORPORATION -- The General Motors Board of Directors today raised the dividends on GM's $1-2/3 par value and Class H common stocks, and approved a $2.5 billion repurchase program for the company's $1-2/3 common stock.

     "The actions taken by GM's Board underscore our confidence in the future and our commitment to enhancing stockholder value," said John F. Smith, Jr., GM chairman, chief executive officer and president. "GM is not only strengthening its global automotive business with the largest number of new model introductions ever in North America and significant investments in overseas markets, but also returning capital to shareholders in a manner which is sustainable throughout the business cycle."

     The quarterly dividend on GM $1-2/3 common stock is being increased by $0.10, to $0.50 per share. The dividend has been increased three times, for a total of $0.30 per share, since May 1995. The dividend is payable March 10, 1997, to holders of record on February 6, 1997.

     The GM Board today also approved a $2.5 billion repurchase program for GM $1-2/3 common stock, which the company plans to execute through open-market purchases within the next 12 months. This would represent a repurchase of slightly more than 5 percent of the outstanding shares of GM $1-2/3 common stock, based on the NYSE's closing price on January 24, 1997 of $62-1/2 per share of GM $1-2/3 common stock.

     "We intend to pursue the repurchase program vigorously," said Smith. "The decision to announce a $2.5 billion program at this time is based on our belief that we can execute a program of this size quickly and with confidence."

     Smith noted that GM's cash generation capability continues to be strong -- GM's cash balance at year-end 1996 was $17 billion, compared to $10.2 billion at the end of 1995.

     "We'll consider additional repurchase programs in the future," Smith added. The program announced today will supplement GM's other continuing stock repurchases used to satisfy ongoing needs of employee benefit plans and executive stock option plans. GM has repurchased about $800 million of GM $1-2/3 common stock over the last two years, which are then reissued in support of benefit and compensation plans. As a result of this practice, all of the shares repurchased through the new program announced today are expected to reduce the total number of outstanding shares of GM $1-2/3 common stock.

     The board also increased the quarterly dividend on GM Class H stock to $0.25, up from $0.24 per share. The 1997 dividend rate on GM Class H is based on the 1996 earnings of GM's Hughes Electronics subsidiary. The dividend is payable March 10, 1997, to holders of record on February 6, 1997.

     The GM Board's policy is to distribute dividends on GM $1-2/3 common stock based on the outlook and indicated capital needs of the business, and to establish dividends at a level that the board believes will be sustainable throughout the automotive business cycle. In light of this policy, the board will continue to regularly review the dividend on the $1-2/3 common stock as well as stock repurchases.

     The current dividend policy for GM Class H common stock states that 35 percent of the prior year's earnings of Hughes Electronics will be distributed to Class H stockholders through quarterly dividends. If, as previously announced, GM Class H is recapitalized to provide a more focused investment in the Hughes Electronics telecommunications and space business, the dividend policy will take into account the factors related to this business, including its growth opportunities and capital needs.

     The GM Board also declared the following dividends: $0.570313 per GM Series B depositary share; $0.495 per Series D depositary share; and $0.57 per GM Series G depositary share. These dividends are payable May 1, 1997, to holders of record on April 7, 1997.

     Recently, GM has undertaken a number of initiatives designed to enhance shareholder value, including a proposal to: Distribute to stockholders a valuable equity interest in the defense business of Hughes Aircraft; provide a more focused, appropriately-capitalized investment in Hughes Electronics' telecommunications business; and transfer Delco Electronics from Hughes Electronics to GM's Delphi Automotive Systems. GM has also made significant progress in rebuilding the company's balance sheet.


                                 * * * * * *


         (b) On January 28, 1997, a news release was issued on the subject of fourth quarter and year-to-date consolidated earnings for GM. The news release did not include financial statement footnotes and certain supplementary information that will be filed with the Securities and Exchange Commission at a later date. The GM news release and related news releases dated January 27 and January 28, 1997 for fourth quarter and year-to-date earnings of Hughes Electronics Corporation (Hughes) and General Motors Acceptance Corporation
(GMAC), respectively, were as follows:

                               GM NEWS RELEASE

      GENERAL MOTORS CORPORATION (GM) -- reported today that income from continuing operations for the fourth quarter of 1996 totaled $786 million, or $0.92 per share of GM $1-2/3 par value common stock, compared with $1.6 billion, or $1.95 per share, in the fourth quarter of 1995.

      Income from continuing operations (which excludes EDS) for the calendar year was $5.0 billion, or $6.07 per share, compared with $6.0 billion, or $7.14 per share, in 1995.

      The fourth-quarter results included an estimated unfavorable impact of approximately $700 million after taxes, or $0.91 per share of GM $1-2/3 par value common stock, due to strike-related work stoppages in the United States and Canada, which resulted in the temporary shutdown of certain GM North American assembly and component plants during the quarter. Work stoppages in the United States and Canada reduced calendar-year earnings on an after-tax basis by approximately $1.2 billion, after considering partial recovery of production losses from the work stoppages. The fourth-quarter results in 1996 and 1995 also include a number of special and unusual items. (See "Special Items" for additional information.)

      "Clearly our 1996 fourth-quarter and calendar-year results were impacted by the strike-related production losses in the United States and Canada and are not indicative of GM's potential for continued profit improvement," GM Chairman and Chief Executive Officer John F. Smith, Jr., said. "We continue to rebuild our strength in North America and grow our business in key international markets throughout the world."

      Smith said GM has the flexibility to continue its drive to become the industry's low-cost competitor. "We recognize that we face significant challenges, but we're well-positioned to follow our strategy of utilizing common parts and processes, while implementing lean operations, to compete on a global basis, and grow the business in all of our sectors," he said.

      Significant highlights of fourth-quarter and calendar-year-1996 results from the automotive sectors included the following:

      - GM North American Operations (GM-NAO) and Delphi Automotive Systems (Delphi) reported a combined (GM-NAO/Delphi) net loss of $124 million in the fourth quarter of 1996, compared with net income of $603 million in the fourth quarter of 1995. Work stoppages in the United States and Canada resulted in an estimated reduction to GM-NAO/Delphi's 1996-fourth-quarter net income of approximately $655 million.

      - GM-NAO/Delphi earned $1.2 billion during calendar year 1996, compared with earnings of $2.4 billion during the prior year, with almost all of the year-over-year decrease accounted for by the above-mentioned work stoppages in the first and fourth quarters of 1996.

      - GM International Operations (GMIO) reported net income of $353 million in the fourth quarter of 1996, compared with net income of $498 million in the prior-year period.

      - GMIO's calendar-year-1996 net income totaled $1.5 billion, versus net income of $1.6 billion in 1995.

      Highlights of 1996 fourth-quarter and calendar-year results reported by GM's major subsidiaries included the following:

      - General Motors Acceptance Corporation (GMAC) reported net income of $274 million for the fourth quarter of 1996, compared with net income of $263 million in the fourth quarter of 1995. GMAC's calendar-year-1996 net income totaled $1.2 billion, compared with $1.0 billion in 1995.

      - Hughes Electronics Corporation (Hughes) reported 1996-fourth-quarter earnings of $281 million, compared with earnings of $295 million in the prior-year period. Excluding the approximately $45-million-estimated impact of the work stoppages, Hughes' fourth-quarter earnings would have been $326 million. Hughes earned a record $1.2 billion during calendar-year 1996, compared with $1.1 billion in 1995, even after estimated losses of approximately $75 million related to work stoppages in the first and fourth quarters of 1996.

      GM recently announced that shareholders will be asked to approve a spin-off of Hughes' defense business and the transfer of Delco Electronics from Hughes Electronics to GM's Delphi Automotive Systems. Subsequent to the
spin-off, Hughes' defense business would merge with Raytheon Company. Additionally, GM's Class H common stock would be recapitalized and linked solely to the performance of the Hughes telecommunications and space business.

      As previously announced, GM completed the split-off of Electronic Data Systems Corporation (EDS) on June 7, 1996, and accordingly, the financial results related to EDS through the split-off date have been classified as discontinued operations. In 1995's fourth quarter, total net income of $1.9 billion reflected income from discontinued operations of $269 million. GM's total consolidated net income for 1996, including the results of EDS through the split-off date, totaled $5.0 billion, or $6.06 per share, compared with $6.9 billion, or $7.21 per share, in 1995.

      (See additional information in sections detailing individual automotive sector results, "Special Items" and "Highlights.")

GM CONSOLIDATED FINANCIAL DATA (with financing & insurance operations on an equity basis)

      The corporation's pretax income from continuing operations was $240 million in the fourth quarter of 1996, compared with $1.3 billion in the fourth quarter of 1995. Pretax income from continuing operations for the calendar year was $4.5 billion, compared with $6.3 billion in 1995.

      The income-tax benefit in the fourth quarter of 1996, which totaled $262 million, was primarily due to research and experimentation credits in the United States, as well as certain international tax benefits, and tax benefits relating to the resolution of certain tax contingencies at Hughes. The fourth-quarter-1995 effective income-tax rate of 3 percent reflected the resolution of numerous tax issues worldwide, efficient utilization of a net-operating-loss carryback, and tax benefits associated with the mix of foreign earnings and foreign income taxes.

      The corporation's net-profit margin -- income from continuing operations as a percent of net sales and revenues -- was 2.2 percent in the fourth quarter of 1996, compared with 4.3 percent in the fourth quarter of 1995. The net-profit margin for the 1996 calendar year was 3.4 percent, compared with 4.2 percent in 1995.

      The corporation's cash position continued to improve during the fourth quarter of 1996. Cash and marketable securities totaled $17.0 billion at Dec. 31, 1996, compared with $10.2 billion at Dec. 31, 1995, and $14.5 billion at Sept. 30, 1996.

      "We're extremely pleased that the year-end cash balance is well in excess of our $13.0-billion target, and that it increased nearly $2.5 billion since September 30, after considering the effects of strike-related work stoppages," Smith said. "This shows that we can generate significant cash -- even at lower production levels - and this was a major consideration in allowing us to proceed with the dividend increase and stock buy-back program that was announced yesterday," Smith said.

      Fully consolidated net sales and revenues in the fourth quarter of 1996 totaled $40.9 billion compared with $41.4 billion in the same period last year. Net sales and revenues for the 1996 calendar year totaled $164.1 billion -- a 2.4-percent increase from 1995, when net sales and revenues totaled $160.3 billion.

      During the fourth quarter of 1996, GM dealers delivered 1,923,000 cars and trucks worldwide, which resulted in a 15.5-percent worldwide market share, compared to 1995's market share of 17.3 percent. In calendar-year 1996, deliveries totaled 8,381,000 units, maintaining GM's position as the number-one vehicle producer worldwide.

      Following is a summary of financial performance for GM's automotive business sectors (see "Highlights" for additional details):

GM NORTH AMERICAN OPERATIONS/DELPHI AUTOMOTIVE SYSTEMS (GM-NAO/DELPHI)

      GM North American Operations, including Delphi Automotive Systems, reported a net loss of $124 million in the fourth quarter of 1996 compared with net income of $603 million in the fourth quarter of 1995. Net income for 1996 was $1.2 billion compared with net income of $2.4 billion in 1995.

      The fourth-quarter financial results included an estimated unfavorable impact of approximately $655 million after taxes in connection with the strike-related work stoppages in the United States and Canada, in addition to several items which are detailed in the "Special Items" section of this report.

      GM-NAO/Delphi reported a pretax loss of $418 million in the fourth quarter of 1996, compared with pretax income of $656 million in the prior-year period, with the 1996 work stoppages accounting for almost all of the variance. (See "Highlights" for additional details.)

       GM-NAO/Delphi's net-loss margin was 0.5 percent in the fourth quarter of 1996, compared with a net-profit margin of 2.3 percent in the prior-year period. For calendar year 1996, GM-NAO/Delphi's net-profit margin was 1.2 percent, compared with 2.4 percent in 1995.

      "Obviously, we took a financial hit from the strike-related production losses, in both the first and fourth quarters of 1996," Smith said. "Our results were also affected by restrained availability of certain product offerings due to the significant number of new-vehicle launches, along with the predictable increase in advertising and other consumer-influence expenses related to these launches. We're continuing our efforts to keep driving costs down, increasing the flexibility of operations, and improving the quality of our products and services."

      "Production start-ups in 1996 for our new models ran according to plan and were much better than those in 1994 and 1995. We have more new cars and trucks going into the market now than any time in the last 15 years," Smith explained. "In fact, about 20 percent of the 1997 production will be for the new models launched in 1996. Those new cars and trucks are key to our plans to aggressively increase market share in the United States this year."

      GM vehicle deliveries in the United States in the fourth quarter of 1996 totaled 1,085,000 units, which resulted in a 30.2-percent share of the U.S. vehicle market, compared with a 33.5-percent market share in the fourth quarter of 1995. For calendar-year 1996, U.S. deliveries of GM vehicles totaled 4,793,000 units for a market share of 31.0 percent compared with a 32.4-percent market share in 1995. (See additional information in "Highlights.")

      "Delphi Automotive Systems continues to aggressively grow its non-GM-NAO vehicle-group business throughout the world and increased its percentage of non-GM-NAO vehicle-group sales from 30 percent in 1995 to more than 35 percent in 1996," Smith said.

      "Delphi continues to move into new markets to serve its customers worldwide with a strong focus on improving cost, quality and sales growth," Smith said. "In 1996, Delphi undertook 20 new business initiatives, including 10 joint ventures, four all-new operations, and six acquisitions."

GM INTERNATIONAL OPERATIONS (GMIO)

      GM International Operations reported net income of $353 million for the fourth quarter of 1996, compared with net income of $498 million in the same period in 1995.

      GMIO reported pretax income of $319 million in the fourth quarter of 1996, which represented an increase of $209 million compared with pretax income of $110 million in 1995.

      Net income for calendar-year-1996 totaled $1.5 billion compared with 1995 net income of $1.6 billion. Pretax income of $1.8 billion for calendar-year 1996 exceeded 1995's results, which totaled $1.6 billion. (See "Highlights" for additional details.)

      "The higher pretax income in the fourth quarter of 1996 was primarily the result of increased volume, and favorable year-over-year currency exchange," Smith said. "Net income reflects a substantially larger tax benefit in 1995 versus 1996, and unusually high equity income in 1995 from nonrecurring asset sales at Isuzu."

      The net-profit margin for GMIO was 4.0 percent in the fourth quarter of 1996, compared with 5.9 percent in the prior-year period. GMIO's net-profit margin was 4.3 percent for calendar year 1996, compared with 5.1 percent in 1995.

      GM's automotive operations in Europe reported net income of $99 million in the fourth quarter of 1996, compared with net income of $248 million in the same period of 1995. For calendar-year 1996, GM's European automotive operations reported net income of $778 million, compared with $796 million in 1995.

      For the remainder of GM's International Operations, which include the Latin American and Asian and Pacific Operations, net income totaled $254 million in the fourth quarter of 1996, compared with $250 million in the prior-year period. Net income for calendar-year 1996 totaled $754 million, compared with net income of $848 million in 1995.

      Volume totaling 714,000 unit deliveries in the fourth quarter of 1996 resulted in a 8.5-percent market share, compared with fourth-quarter-1995 deliveries of 719,000 units and a market share of 9.3 percent. GMIO's vehicle deliveries for calendar year 1996 totaled 3,118,000 units and resulted in a 9.0-percent market share compared with a 9.1-percent market share in 1995. Deliveries during 1996 hit an all-time record, marking the first time GMIO annual deliveries exceeded three million units.

      "GM is targeting the fastest-growing world markets with cars and trucks that meet the needs of specific consumer segments, while leveraging common parts and processes," Smith said. "We have embarked on the largest international production-capacity expansion in our history with major new manufacturing and assembly facilities planned for key international regions. Those facilities will provide us with significant opportunities to leverage GM's global resources and enhance our competitive position throughout the world."

      During 1996, GM started production at its assembly facility in Russia and continued work on new manufacturing and assembly plants in Argentina, China, Poland and Thailand.

SPECIAL ITEMS

      During the 1996 fourth quarter, GM-NAO/Delphi recorded a net favorable plant-closings-reserve adjustment of $318 million pretax ($197 million after taxes, or $0.26 per share). This was primarily caused by revised estimates of costs to be incurred in connection with plant closings, in light of changes in redeployment and other assumptions, including those resulting from the 1996 settlements with the United Auto Workers Union (UAW) and Canadian Auto Workers Union.

      The 1996 GM-NAO/Delphi fourth-quarter results also reflect a pretax loss of $253 million ($157 million after taxes, or $0.21 per share) in connection with the sale of four Delphi component facilities, located in Flint and Livonia, Mich., and Oshawa and Windsor, Canada, and GM-NAO's Oshawa die-management business to Peregrine Inc.

      The   1996-fourth-quarter   results  of   GM-NAO/Delphi   also  include  a
$105-million pretax gain ($65 million after taxes, or $0.09 per share) on the sale of GM's preferred-stock interest in Avis Inc. to HFS Inc.

      Retiree-benefit increases associated with the new UAW labor agreement include lump-sum payments that resulted in a charge against GM-NAO/Delphi's 1996-fourth-quarter pretax earnings of approximately $270 million ($167 million after taxes, or $0.22 per share).

      Prior-year unusual items included the reversal of interest-expense accruals related to certain prior-year tax issues, which had a favorable impact on 1995-fourth-quarter earnings of $401 million pretax ($249 million after taxes, or $0.33 per share). Additionally, temporary layoffs at certain GM-NAO/Delphi facilities resulted in 1995-fourth-quarter pretax costs totaling

$183 million ($114 million after taxes, or $0.15 per share). The corporation also increased certain reserves at GM-NAO/Delphi by $163 million pretax ($101 million after taxes, or $0.13 per share) during the 1995 fourth quarter to reflect the significant decline in interest rates during 1995.

PROFIT SHARING

      As a result of the profits generated in 1996 by GM's operations in the United States, profit-sharing payments will be made in 1997 to approximately 282,000 of GM's represented employees in the United States. Each full-time represented employee who worked the entire year should receive approximately $300. This is the third consecutive year that profit-sharing payments have been made to U.S. employees. Profits generated in 1995 resulted in a profit-sharing payout of approximately $800. In addition, approximately 76,000 eligible salaried  employees  will  receive  1996  incentive  payments  under a  salaried program, with payments generally increasing with the level of pay and responsibility.

     HIGHLIGHTS - Q4 Financial Results
     (Dollars in Millions Except
     Per Share Amounts)              Three Months Ended
                                  December 31,

                                   ----------------------
                                        1996         1995
                                   ---------   ----------
     Net sales and revenues
       Manufactured products         $35,925      $36,849
       Financial services              3,191        3,069
       Other income                    1,832        1,433
                                    --------     --------
         Total                       $40,948      $41,351
                                    ========     ========
     Gross profit margin percentage(1)  13.6%        14.2%
     .....................................................
     Income from continuing
       operations before
         income taxes(1)                $240       $1,267
     Effective income (benefit)
       tax rate(1,2)                  (109.2%)        2.7%
     .....................................................
     Income from continuing
       operations(3)                    $786       $1,597
     Income from discontinued
       operations                          -          269
                                    --------     --------
     Consolidated net income            $786       $1,866
                                    ========     ========
     Net profit margin on income
       from continuing operations(1)     2.2%         4.3%
     .....................................................
     Earnings attributable to common stocks
       $1-2/3 par value(4)              $696       $1,500
       Class E                          $  -         $244
       Class H                          $ 70          $71
     .....................................................
     Earnings per share attributable to common stocks
       $1-2/3 par value(3,4)           $0.92        $1.98
       Class E                         $   -        $0.56
       Class H                         $0.70        $0.74
     .....................................................
     Cash dividends per share of common stocks
       $1-2/3 par value                $0.40        $0.30
       Class E                         $   -        $0.13
       Class H                         $0.24        $0.23
      .....................................................
     Book value per share of common stocks
                                  December 31,

                                   ----------------------
                                        1996         1995
                                   ---------   ----------
       $1-2/3 par value                $27.95      $24.37
       Class E                         $    -      $ 3.11
       Class H                         $13.97      $12.20
     ....................................................

See footnotes beginning on page 14.

                                            continues

     HIGHLIGHTS - Q4 Sector Financial Results
     (Dollars in Millions)
                               Three Months Ended
                                  December 31,

                                   ----------------------
                                        1996         1995
                                   ---------   ----------
     Major business sector results GM-NAO/Delphi:
         Net sales and revenues       $24,387     $26,220
                                       ======       ======
         Pre-tax (loss) income          $(418)       $656
         Income tax (benefit) expense    (279)         81
         Equity income                     15          28
                                       ------       ------
           GM-NAO/Delphi net (loss)
             income                     $(124)       $603
                                       ------       ------
       GMIO:
         Net sales and revenues        $8,893      $8,408
                                       ======       ======
         Pre-tax income                  $319        $110
         Income tax benefit               (37)       (319)
         Equity (loss) income              (3)         69
                                       ------       ------
           GMIO net income (5)           $353        $498
                                       ------       ------
       GMAC net income                   $274        $263
       Hughes earnings                    281         295
       Other(6)                             2         (62)
                                       ------       ------
     Income from continuing
       operations                         786       1,597
     Income from discontinued
       operations                           -         269
                                       ------       ------
     Consolidated net income             $786      $1,866
                                       ======       ======
      .....................................................

See footnotes beginning on page 14.


                                            continues

     HIGHLIGHTS - Q4 Special and Unusual Items
     (Dollars in Millions Except
      Per Share Amounts)
                               Three Months Ended
                                  December 31,

                                   ----------------------
                                        1996         1995
                                   ---------   ----------
      Special and Unusual Items Analysis

       Income from continuing
         operations                      $786      $1,597
                                       ------       ------
       Special and unusual items
         Work stoppages(7)               (700)          -
         Plant closings reserve
            adjustment(8)                 197           -
         Sale of facilities(9)           (157)          -
         Sale of preferred stock
            interest(10)                   65           -
         Retiree lump sum payments(11)   (167)          -
         Interest on taxes(12)              -         249
         Costs associated with
            temporary layoffs (13)          -        (114)
         Discount rate change (14)          -        (101)
                                       ------       ------

            Total special and unusual
             items                       (762)         34
                                       ------       ------
       Income from continuing operations
         -excluding special and
             unusual items             $1,548      $1,563
                                       ======       ======

      .....................................................
      $1-2/3 EPS Impact of Special and Unusual Items
       Attributable to continuing
         operations(4)                  $0.92       $1.95
                                       ------       ------
       Special and unusual items
         Work stoppages(7)              (0.91)          -
         Plant closings reserve
            adjustment(8)                0.26           -
         Sale of facilities(9)          (0.21)          -
         Sale of preferred stock
            interest(10)                 0.09           -
         Retiree lump sum payments(11)  (0.22)          -
         Interest on taxes (12)             -        0.33
         Costs associated with
            temporary layoffs (13)          -       (0.15)
         Discount rate change (14)          -       (0.13)
                                        -----       ------
            Total special and unusual
             items                      (0.99)       0.05
                                        -----       ------
       Attributable to continuing
         operations - excluding
         special and unusual items      $1.91       $1.90
                                       =====       ======
     ...................................................

See footnotes beginning on page 14.

                                            continues

     HIGHLIGHTS - Q4 Operating Information
                                      Three Months Ended
                                         December 31,
                                   ----------------------
                                        1996         1995
                                   ---------   ----------
     Worldwide wholesale sales (units in 000s)
       United States:   Cars             581          763
                        Trucks           504          515
                                      ------       ------
         Total United States           1,085        1,278
       Canada and Mexico                 122           84
                                      ------       ------
           Total North America         1,207        1,362
       International                     779          775
                                      ------       ------
             Total Worldwide           1,986        2,137
                                      ======       ======
     ....................................................
     Unit deliveries (units in 000s)
     United States
       Chevrolet - Cars                  188          261
                 - Trucks                370          359
       Pontiac                           129          142
       GMC                               118          114
       Buick                              93          115
       Oldsmobile                         75           89
       Saturn                             62           69
       Cadillac                           45           51
       Other                               5            5
                                      ------       ------
         Total United States           1,085        1,205
     Canada and Mexico                   124           95
                                      ------       ------
         Total North America           1,209        1,300
                                      ------       ------
     International
       Europe                            393          384
       Latin America, Africa and
         the Middle East (LAAMO)         187          174
       Asian and Pacific                 134          161
                                      ------       ------
         Total International             714          719
                                      ------       ------
             Total Worldwide           1,923        2,019
                                      ======       ======
     ....................................................
     Market share
       United States
         Cars                           31.2%         36.1%
         Trucks                         29.1%         30.3%
           Total                        30.2%         33.5%
       Western Europe                   14.8%         15.6%
       Latin America                    17.3%         19.3%
       Asian and Pacific                 4.0%          4.0%
     ....................................................
     U.S. retail/fleet mix
       % Fleet sales - Cars             22.3%         25.3%
       % Fleet sales - Trucks           11.3%         10.9%
       Total vehicles                   17.2%         19.5%
     ....................................................
     Days supply of inventory -- U.S.
     Gross landed stock
       Cars                               93           103
       Trucks                             97            81
     ....................................................
     Capacity utilization %
     U.S. and Canada (2-shift rated)    79.9%         85.2%
     ....................................................
     Retail incentives (15) ($ per unit)
       GM-NAO                           $739         $518
       GM Europe                        $580         $326
     ....................................................

See footnotes beginning on page 14.

                                                                       continues

     HIGHLIGHTS - Q4 Operating Information
     (Dollars in Millions Except
      Per Share Amounts)
                               Three Months Ended
                                  December 31,
                                   ----------------------
                                        1996         1995
                                    ---------  ----------
     Depreciation and Amortization(1)
       Depreciation                   $1,084         $874
       Amortization of special tools     579          804
       Amortization of intangible
         assets                           47           58
                                       -----        -----
                                      $1,710       $1,736
                                       =====        =====
     ....................................................
     Worldwide employment at December 31 (in 000s)
       GM-NAO/Delphi                     424          434
       GMIO                              111          103
       GMAC                               17           17
       Hughes                             86           84
       Other                               9           11
                                         ---          ---
       Employees associated with
         continuing operations           647          649
                                         ===          ===
     ....................................................
     Worldwide payrolls - continuing operations
       ($ millions)                   $7,344       $7,512
     ....................................................

     (1) Calculated with financing and insurance operations on an equity basis.
     (2) The income-tax benefit in the fourth quarter of 1996, which totaled $262 million, was primarily due to research and experimentation credits in the U.S., as well as certain international tax benefits and tax
         benefits   relating  to  the   favorable   resolution  of  certain  tax
         contingencies at Hughes. The fourth quarter 1995 effective income tax rate reflected the resolution of numerous tax issues worldwide, efficient utilization of a net-operating loss carryback, and tax benefits associated with the mix of foreign earnings and foreign income taxes.
     (3) See Special and Unusual Items Analysis on page 12.
     (4) $1-2/3 par value includes:    Three Months Ended
                                          December 31,
                                   ----------------------
                                        1996         1995
                                   ---------   ----------
           Earnings attributable to:
           Continuing operations         $696      $1,475
           Discontinued operations          -          25
                                      -------     -------
         Net earnings                    $696      $1,500
                                      =======     =======
           Earnings per share attributable to:
           Continuing operations        $0.92       $1.95
           Discontinued operations         -         0.03
                                      -------     -------
         Net earnings per share         $0.92       $1.98
                                      =======     =======
     (5) GMIO includes:                Three Months Ended
                                          December 31,
                                   ----------------------
                                        1996         1995
                                    ---------   ---------
                        GM Europe         $99        $248
                        Other GMIO       $254        $250
     (6) Includes Allison Transmission Division, GM Locomotive Group, and purchase accounting adjustments, as well as certain tax and foreign exchange items not allocated to any one business sector.

                                                                       continues

     HIGHLIGHTS - Q4 Operating Information - Concluded

     (7) Fourth-quarter 1996 results include an unfavorable impact of approximately $700 million after taxes, or $0.91 per
         share, due to strike-related work stoppages in the U.S. and
         Canada.
     (8) During the 1996 fourth quarter, GM-NAO/Delphi recorded a net favorable plant-closings reserve adjustment of $197 million after taxes, or $0.26 per share, which primarily resulted from revised estimates of costs to be incurred in connection with plant closings, in light of changes in redeployment and other assumptions, including those relating to 1996 settlements with the UAW and CAW.
     (9) Fourth quarter 1996 results for GM-NAO/Delphi reflect a loss of $157 million after taxes, or $0.21 per share, in connection with the sale of four Delphi component facilities, located in Flint and Livonia, Mich., and Oshawa and Windsor, Canada, and GM-NAO's Oshawa die-management business.
     (10)GM-NAO/Delphi's 1996 fourth quarter results also include a gain of $65 million after taxes, or $0.09 per share, on the sale of GM's preferred-stock interest in Avis, Inc.
     (11)Retiree benefit increases associated with the new UAW labor agreement include lump-sum payments that resulted in a charge against
         GM-NAO/Delphi's 1996-fourth-quarter earnings of approximately $167 million after taxes, or $0.22 per share.
     (12)The reversal of interest expense accruals related to certain prior year tax issues had a favorable impact on 1995 fourth quarter earnings of $249 million after tax, or $0.33 per share.
     (13)During the fourth quarter of 1995, temporary layoffs at certain GM-NAO/Delphi facilities resulted in costs totaling $114 million after-tax, or $0.15 per share.
     (14)Certain reserves at GM-NAO/Delphi were increased by $101 million after taxes, or $0.13 per share, during the 1995 fourth quarter to reflect the significant decline in interest rates during 1995.
     (15)Amounts reported for 1995 have been restated to reflect the methodology used to calculate Retail Incentives for the 1996 period.

     HIGHLIGHTS - 12 Months Financial Results
     (Dollars in Millions Except
     Per Share Amounts)              Twelve Months Ended
                                         December 31,
                                   ----------------------
                                        1996         1995
                                   ---------   ----------
     Net sales and revenues
       Manufactured products        $145,341     $143,666
       Financial services             12,674       11,664
       Other income                    6,054        4,942
                                   ---------    ---------
         Total                      $164,069     $160,272
                                   =========    =========
     Gross profit margin percentage(1)  14.8%        15.6%
     .....................................................
     Income from continuing
       operations before
         income taxes(1)              $4,469       $6,284
     Effective income tax rate(1)       19.8%        24.9%
     .....................................................
     Income from continuing
       operations before cumulative
       effect of accounting change(2) $4,953       $6,033
     Income from discontinued
       operations                         10          900
     Cumulative effect of
       accounting change(3)                -          (52)
                                     -------      -------
     Consolidated net income          $4,963       $6,881
                                     =======      =======
     Net profit margin on
       continuing operations(1)          3.4%         4.2%
     .....................................................
     Earnings attributable to common stocks
       $1-2/3 par value(4)            $4,584       $5,457
       Class E                           $15         $795
       Class H                          $283         $265
     .....................................................
     Earnings per share attributable to common stocks
       $1-2/3 par value(2,4)           $6.06        $7.21
       Class E                         $0.04        $1.96
       Class H                         $2.88        $2.77
     .....................................................
     Cash dividends per share of common stocks
       $1-2/3 par value                $1.60        $1.10
       Class E                         $0.30        $0.52
       Class H                         $0.96        $0.92
      .....................................................



     See footnotes beginning on page 20.


                                                                       continues

     HIGHLIGHTS - 12 Months Sector Financial Results
     (Dollars in Millions)           Twelve Months Ended
                                         December 31,
                                   ----------------------
                                        1996         1995
                                   ---------   ----------
     Major business sector results GM-NAO/Delphi:
         Net sales and revenues      $101,002    $103,253
                                      =======     =======
         Pre-tax income                $1,206      $3,346
         Income tax expense                44         962
         Equity income                     84          64
         Cum. effect of acct. change        -         (52)
                                      -------     -------
           GM-NAO/Delphi net income    $1,246      $2,396
                                      -------     -------
       GMIO:
         Net sales and revenues       $35,251     $32,112
                                      =======     =======
         Pre-tax income                $1,787      $1,601
         Income tax expense               307         162
         Equity income                     52         205
                                      -------     -------
           GMIO net income (5)         $1,532      $1,644
                                      -------     -------
       GMAC net income                 $1,240      $1,031
       Hughes earnings                  1,151       1,108
       Other (6)                         (216)       (198)
                                      -------     -------
     Income before discontinued
       operations                      $4,953      $5,981
     Income from discontinued
       operations                          10         900
                                      -------     -------
     Consolidated net income           $4,963      $6,881
                                      =======     =======


     See footnotes beginning on page 20.


                                                                       continues

     HIGHLIGHTS - 12 Months Special and Unusual Items
     (Dollars in Millions Except
      Per Share Amounts)
                                    Twelve Months Ended
                                        December 31,
                                   ----------------------
                                        1996         1995
                                   ---------   ----------
      Special and Unusual Items Analysis

       Income from continuing
         operations                    $4,953      $6,033
                                       ------      ------
       Special and unusual items
         Work stoppages(7)             (1,201)          -
         Plant closings reserve
            adjustments(8)                450           -
         Sale of facilities(9)           (157)          -
         Sale of 2.5% of DIRECTV(R)(10)    72           -
         Sale of preferred stock
            interest(11)                   65           -
         Retiree lump sum payments(12)   (167)          -
         Interest on taxes(13)              -         249
         Sale of NCRS (14)                  -         163
         Costs associated with
            temporary layoffs (15)          -        (114)
         Discount rate change (16)          -        (101)
         Preference stock buyback (17)      -         (14)
                                       ------      ------
            Total special and unusual
             items                       (938)        183
                                       ------      ------
       Income from continuing operations
         -excluding special and
            unusual items              $5,891      $5,850
                                       ======      ======
      .....................................................

      $1-2/3 EPS Impact of Special and Unusual Items

       Attributable to continuing
         operations(4)                  $6.07       $7.14
                                        -----       -----
       Special and unusual items
         Work stoppages(7)              (1.56)          -
         Plant closings reserve
            adjustments(8)               0.60           -
         Sale of facilities(9)          (0.21)          -
         Sale of 2.5% of DIRECTV (10)    0.07           -
         Sale of preferred stock
            interest(11)                 0.09           -
         Retiree lump sum payments(12)  (0.22)          -
         Interest on taxes (13)             -        0.33
         Sale of NCRS (14)                  -        0.22
         Costs associated with
            temporary layoffs (15)          -       (0.15)
         Discount rate change (16)          -       (0.13)
         Preference stock buyback (17)      -       (0.22)
                                        -----      ------
            Total special and unusual
             items                      (1.23)       0.05
                                        -----      ------
       Attributable to continuing
         operations - excluding
         special and unusual items      $7.30       $7.09
                                        =====       =====
       .....................................................

     See footnotes beginning on page 20.

                                  continues



                                - 18




     HIGHLIGHTS - 12 Months Operating Information
                                      Twelve Months Ended
                                          December 31,
                                   ----------------------
                                        1996         1995
                                   ---------   ----------
     Worldwide wholesale sales (units in 000s)
       United States:   Cars           2,647        3,112
                        Trucks         2,026        2,030
                                      ------       ------
         Total United States           4,673        5,142
       Canada and Mexico                 479          418
                                      ------       ------
           Total North America         5,152        5,560
       International                   3,111        3,007
                                      ------       ------
             Total Worldwide           8,263        8,567
                                      ======       ======
     ....................................................
     Unit deliveries (units in 000s)
     United States
       Chevrolet - Cars                1,046        1,054
                 - Trucks              1,497        1,429
       Pontiac                           551          599
       GMC                               464          462
       Buick                             427          472
       Oldsmobile                        331          387
       Saturn                            279          286
       Cadillac                          170          180
       Other                              28           26
                                      ------       ------
         Total United States           4,793        4,895
     Canada and Mexico                   470          433
                                      ------       ------
         Total North America           5,263        5,328
                                      ------       ------
     International
       Europe                          1,798        1,725
       Latin America, Africa and
         the Middle East (LAAMO)         691          648
       Asian and Pacific                 629          619
                                      ------       ------
         Total International           3,118        2,992
                                      ------       ------
     Total Worldwide                   8,381        8,320
                                      ======       ======
     ....................................................
     Market Share
       United States
         Cars                           32.7%         34.2%
         Trucks                         29.0%         29.9%
           Total                        31.0%         32.4%
       Western Europe                   11.7%         12.2%
       Latin America                    19.2%         17.9%
       Asian and Pacific                 4.6%          4.7%
     ....................................................
     U.S. retail/fleet mix
       % Fleet sales - Cars             25.0%         23.3%
       % Fleet sales - Trucks           10.9%         12.4%
       Total vehicles                   19.1%         19.0%
     ....................................................
     Capacity utilization %
     U.S. and Canada (2-shift rated)    82.4%         86.9%
     ....................................................
     Retail incentives (18) ($ per unit)
       GM-NAO                           $700         $522
       GM Europe                        $529         $505
     ....................................................

     See footnotes beginning on page 20.


                                                                       continues

     HIGHLIGHTS - 12 Months Operating Information - Concluded (Dollars in Millions Except
      Per Share Amounts)
                                      Twelve Months Ended
                                          December 31,
                                   ----------------------
                                         1996        1995
                                   ----------  ----------
     ....................................................
     Depreciation and Amortization(1)
       Depreciation                    $4,139      $3,404
       Amortization of special tools    2,856       3,212
       Amortization of intangible
         assets                           150         171
                                      -------      ------
                                       $7,145      $6,787
                                      =======      ======
     ....................................................
     Worldwide payrolls -
       continuing operations
         ($ millions)                 $29,807     $29,840
     ....................................................

     Footnotes

     (1) Calculated with financing and insurance operations on an equity basis.
     (2) See Special and Unusual Items Analysis on page 18.
     (3) In November 1995, the Corporation adopted, retroactive to January 1, 1995, the consensus of EITF Issue No. 95-1. The unfavorable effect of adopting EITF Issue No. 95-1 on GM-NAO/Delphi was $52 million after-tax or $0.07 per share of $1-2/3 par value common stock.
     (4) $1-2/3 par value includes:    Twelve Months Ended
                                          December 31,
                                   ----------------------
                                        1996         1995
                                   ---------   ----------
           Earnings attributable to:
           Continuing operations       $4,589      $5,404
           Discontinued operations         (5)        105
           Cumulative effect of
             accounting change              -         (52)
                                      -------     -------
         Net earnings                  $4,584      $5,457
                                      =======     =======
           Earnings per share attributable to:
           Continuing operations        $6.07       $7.14
           Discontinued operations      (0.01)       0.14
           Cumulative effect of
             accounting change              -       (0.07)
                                      -------     -------
         Net earnings per share         $6.06       $7.21
                                      =======     =======

     (5) GMIO Includes:                Twelve Months Ended
                                           December 31,
                                       -------------------
                                         1996         1995
                                         ----         ----
                        GM Europe        $778         $796
                        Other GMIO       $754         $848
     (6) Includes Allison Transmission Division, GM Locomotive Group, and purchase accounting adjustments, as well as certain tax and foreign exchange items not allocated to any one business sector.
     (7) Work stoppages in the United States and Canada reduced calendar-year earnings on an after-tax basis by approximately $1.2 billion, or $1.56 per share, after considering partial recovery of production losses from the work stoppages.

                                                                       continues

     HIGHLIGHTS - 12 Months Operating Information - Concluded


     (8) Plant closings reserve adjustments in 1996 increased calendar year earnings by $450 million after taxes, or $0.60 per share. The adjustments included $253 million after taxes, or $0.34 per share, associated with GM's decision to utilize its Wilmington, DE facility for the assembly of a new generation Saturn vehicle, and $197 million, or $0.26 per share, which primarily resulted from revised estimates of costs to be incurred in connection with plant closings, in light of changes in redeployment and other assumptions, including those resulting from the 1996 settlements with the UAW and CAW.
     (9) Calendar year 1996 results for GM-NAO/Delphi reflect a loss of $157 million after taxes, or $0.21 per share, in connection with the sale of four Delphi component facilities, located in Flint and Livonia, Mich., and Oshawa and Windsor, Canada, and GM-NAO's Oshawa die-management business.
     (10)The 1996 earnings include a $72 million after tax gain, or $0.07 per share, on the sale of 2.5% of DIRECTV to AT&T.
     (11)GM-NAO/Delphi's 1996 results also include a gain of $65 million after taxes, or $0.09 per share, on the sale of GM's preferred-stock interest in Avis, Inc.
     (12)Retiree benefit increases associated with the new UAW labor agreement include lump-sum payments that resulted in a charge against GM-NAO/Delphi's 1996- earnings of approximately $167 million after taxes, or $0.22 per share.
     (13)The reversal of interest expense accruals related to certain prior year tax issues had a favorable impact on 1995 earnings of $249 million after taxes, or $0.33 per share.
     (14)The sale of the net assets of NCRS during 1995 had a favorable impact of $163 million after taxes, or $0.22 per share.
     (15)During 1995, temporary layoffs at certain GM-NAO/Delphi facilities resulted in costs totaling $114 million after taxes, or $0.15 per share.
     (16)Certain reserves at GM-NAO/Delphi were increased in 1995 by $101 million after taxes, or $0.13 per share, to reflect the significant decline in interest rates.
     (17)The buyback of Series B, D and G preference shares resulted in an unfavorable impact of $14 million after taxes, or $0.22 per share.
     (18)Amounts reported for 1995 have been restated to reflect the methodology used to calculate Retail Incentives for 1996.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENT OF INCOME


                                                          Years Ended
December 31,
                                             1996          1995         1994
                                             ----          ----         ----
                                                  (Dollars in Millions)


Net sales and revenues
Manufactured products                    $145,341      $143,666      $134,760
Financial services                         12,674        11,664         9,419
Other income                                6,054         4,942         4,320
                                         --------      --------      --------
    Total net sales and revenues          164,069       160,272       148,499
                                          -------       -------       -------

Costs and expenses
Cost of sales and other operating charges,
  exclusive of items listed below         123,922       121,300       113,585
Selling, general, and administrative
  expenses                                 14,580        12,550        11,319
Depreciation and amortization expenses     11,840        11,213         9,645
Interest expense                            5,695         5,182         5,392
Plant closings reserve adjustments           (727)            -             -
Other deductions                            2,083         1,678         1,460
                                         --------      --------      --------
    Total costs and expenses              157,393       151,923       141,401
                                          -------       -------       -------

Income from continuing operations before
  income taxes                              6,676         8,349         7,098
Income taxes                                1,723         2,316         2,232
                                         --------      --------      --------
Income from continuing operations before cumulative
  effect of accounting changes              4,953         6,033         4,866
Income from discontinued operations            10           900           793
Cumulative effect of accounting changes         -           (52)         (758)
                                       -----------   ----------      --------
    Net income                              4,963         6,881         4,901

Preference shares tender offer premium          -           153             -
Dividends on preference stocks                 81           211           321
                                       ----------    ----------    ----------
    Income on common stocks             $   4,882    $    6,517    $    4,580
                                         ========     =========     =========

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF INCOME - Concluded

                                                   Years Ended December 31,
                                               1996         1995        1994
                                               ----         ----        ----
                                                    (Dollars In Millions
                                                  Except Per Share Amounts)


Earnings attributable to common stocks
  $1-2/3 par value from continuing operations before
    cumulative effect of accounting changes  $4,589       $5,404      $4,296
  Income (loss) from discontinued operations     (5)         105         349
  Cumulative effect of accounting changes         -          (52)       (751)
                                            -------      -------     -------
  Net earnings attributable to $1-2/3 par
     value                                   $4,584       $5,457      $3,894
                                              =====        =====       =====

  Income from discontinued operations attributable
    to Class E                                  $15         $795        $444
                                                 ==          ===         ===

  Class H before cumulative effect of
     accounting change                         $283         $265        $249
  Cumulative effect of accounting change          -            -          (7)
                                             ------     --------       -----

  Net earnings attributable to Class H         $283         $265        $242
                                                ===          ===         ===

Average number of shares of common
  stocks outstanding (in millions)
    $1-2/3 par value                           756           750         741
    Class E                                    470           405         260
    Class H                                     98            96          92

Earnings per share attributable
to common stocks
  $1-2/3 par value from continuing operations before
    cumulative effect of accounting changes  $6.07          $7.14       $5.74
  Income (loss) from discontinued operations (0.01)          0.14        0.46
  Cumulative effect of accounting changes        -          (0.07)      (1.05)
                                             ------          ----        ----

  Net earnings attributable to $1-2/3 par
     value                                    $6.06         $7.21       $5.15
                                               ====          ====        ====

  Income from discontinued operations attributable
    to Class E                                $0.04         $1.96       $1.71
                                               ====          ====        ====

  Class H before cumulative effect of
     accounting change                        $2.88        $2.77        $2.70
  Cumulative effect of accounting change          -            -        (0.08)
                                             ------      -------        -----
  Net earnings attributable to Class H        $2.88        $2.77        $2.62
                                               ====         ====         ====

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEET

                                                             December 31,
                        ASSETS                             1996         1995
                                                           ----         ----
                                                         (Dollars in Millions)

Cash and cash equivalents                               $14,063       $10,495
Other marketable securities                               8,199         5,523
                                                       --------      --------
  Total cash and marketable securities                   22,262        16,018

Finance receivables - net                                57,550        59,806
Accounts and notes receivable (less allowances)           6,557         6,979
Inventories (less allowances)                            11,898        11,348
Net assets of discontinued operations                         -         5,055
Contracts in process (less advances and progress
  payments of $1,010 and $1,327)                          2,507         2,469
Deferred income taxes                                    19,510        19,720
Equipment on operating leases (less accumulated
  depreciation of $7,661 and $7,225)                     30,112        27,702
Property
  Real estate, plants and equipment                      69,770        67,415
  Less accumulated depreciation                         (41,298)      (41,017)
                                                        -------       -------
      Net real estate, plants and equipment              28,472        26,398
  Special tools - net                                     9,032         8,171
                                                       --------      --------
        Total property                                   37,504        34,569

Intangible assets - net                                  12,691        10,273
Other assets                                             21,551        19,724
                                                       --------      --------
    Total assets                                       $222,142      $213,663
                                                        =======       =======

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEET - Concluded

                                                             December 31,
               LIABILITIES AND STOCKHOLDERS' EQUITY       1996          1995
                                                          ----          ----
                                                        (Dollars in Millions
                                                     Except Per Share Amounts)


Liabilities
Accounts payable (principally trade)                   $14,221        $12,685
Notes and loans payable                                 85,300         81,222
Deferred income taxes                                    3,207          3,108
Postretirement benefits other than pensions             43,190         41,596
Pensions                                                                7,599
6,691
Other liabilities and deferred credits                  45,207         45,015
                                                      --------       --------
    Total liabilities                                  198,724        190,317


Stockholders' equity
Preference stocks                                            1              1
Common stocks
  $1-2/3 par value (issued, 756,619,625 and
  753,008,273 shares)                                    1,261          1,255
  Class E (issued, 442,812,166 shares in 1995)               -             44
  Class H (issued, 100,075,000 and 97,152,014 shares)       10             10
Capital surplus (principally additional paid-in capital)19,189         18,871
Retained earnings                                        6,137          7,185
      Subtotal                                          26,598         27,366

Minimum pension liability adjustment                    (3,490)        (4,736)
Accumulated foreign currency translation adjustments      (113)           223
Net unrealized gains on investments in certain debt and
  equity securities                                        423            493
                                                    ----------     ----------
    Total stockholders' equity                          23,418         23,346
                                                      --------       --------

    Total liabilities and stockholders' equity        $222,142       $213,663

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF CASH FLOWS

                                                   Years Ended December 31,
                                                  1996      1995      1994
                                                     (Dollars in Millions)

Cash flows from operating activities
  Income from continuing operations before
    cumulative effect of accounting changes  $4,953      $6,033      $4,866
  Adjustments to reconcile income from
    continuing operations before cumulative
    effect of accounting changes to net cash
    provided by operating activities
      Depreciation and amortization expenses 11,840       11,213       9,645
      Provision for ongoing postretirement
      benefits other than pensions, net of
      cash payments                           1,575        1,684       2,253
      Pension expense, net of cash
        contributions                           801       (2,932)     (5,018)
      Plant closings reserve adjustments       (727)           -           -
      Pre-tax (gain) loss on sale of business
        units                                   253          116         (18)
      Originations and purchases of mortgage
        loans                               (19,455)     (12,086)    (10,136)
      Proceeds on sales of mortgage loans    18,157       11,613      10,719
      Provision for financing losses            669          449         177
      Change in other operating assets and liabilities
        Accounts receivable                    (178)        (331)     (1,991)
        Inventories                            (757)      (1,214)     (1,656)
        Accounts payable                      1,530          980       1,267
        Deferred taxes and income taxes payable(562)       1,892         968
        Other liabilities                       227           31       2,573
      Other                                     394         (899)     (2,523)
                                            -------     --------      ------
Net cash provided by operating activities    18,720       16,549      11,126
                                             ------       ------      ------

Cash flows from investing activities
  Expenditures for property                  (9,949)      (8,786)     (6,023)
  Special Inter-Company Payment from EDS        500            -           -
  Investments in other marketable securities
    - acquisitions                          (27,431)     (17,794)    (14,236)
  Investments in other marketable securities
    - liquidations                           24,966       17,254      13,583
  Finance receivables - acquisitions       (155,477)    (163,033)   (156,580)
  Finance receivables - liquidations        120,253      134,265     136,151
  Proceeds from sales of finance receivables 36,657       25,389      20,248
  Operating leases - acquisitions           (18,494)     (15,125)    (14,938)
  Operating leases - liquidations            10,507        6,268       4,698
  Other                                         778         (495)        888
                                            -------     --------    --------
Net cash used in investing activities       (17,690)     (22,057)    (16,209)
                                             ------       ------      ------

Cash flows from financing activities
  Net increase in loans payable                 660        6,227       3,900
  Increase in long-term debt                 15,933       11,242      12,351
  Decrease in long-term debt                (12,810)      (9,580)    (14,111)
  Proceeds from the sale of minority
     interest in DIRECTV(R)                     138            -           -
  Repurchases of common and preference stocks  (251)      (1,681)          -
  Proceeds from issuing common stocks           480          453       1,017
  Cash dividends paid to stockholders        (1,530)      (1,328)     (1,112)
                                            -------      -------     -------
Net cash provided by financing activities     2,620        5,333       2,045
                                            -------      -------     -------

Effect of exchange rate changes on cash
  and cash equivalents                         (185)         146         (14)
Net cash provided by (used in) continuing
  operations                                  3,465          (29)     (3,052)
Net cash provided by (used in) discontinued
  operations                                    103          193         (24)
                                            -------     --------    --------
Net increase (decrease) in cash and cash
   equivalents                                3,568          164      (3,076)
Cash and cash equivalents at beginning
  of the year                                10,495       10,331      13,407

Cash and cash equivalents at end of the year$14,063      $10,495     $10,331
                                             ======       ======      ======

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Results of Operations With Financing and Insurance Operations on an Equity
Basis

     To facilitate analysis, the following financial statements present financial data for the Corporation's manufacturing, wholesale marketing, defense and electronics operations with the financing and insurance operations (primarily GMAC) reflected on an equity basis. This is the same basis and format used in years prior to the Corporation's adoption of SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries.

Consolidated Statement of Income With Financing and Insurance Operations on an Equity Basis

                                                 Years Ended December 31,
                                               1996       1995        1994
                                               ----       ----        ----
(Dollars in Millions)
Net sales and revenues(1)                  $145,427    $143,754    $134,888
                                            -------     -------     -------

Costs and expenses
  Cost of sales and other operating charges,
    exclusive of items listed below         123,966     121,312     113,655
  Selling, general and administrative
    expenses                                 11,827      10,195       9,385
  Depreciation and amortization expenses      7,145       6,787       6,343
  Plant closings reserve adjustments           (727)          -           -
                                            -------     -------     -------
    Total costs and expenses                142,211     138,294     129,383
                                            -------     -------     -------

Operating income                              3,216       5,460       5,505

Other income less income deductions           2,112       1,168       1,213
Interest expense                                859         344       1,265
                                            -------    --------     -------
Income from continuing operations before
  income taxes                                4,469       6,284       5,453
Income taxes                                    885       1,563       1,719
                                            -------     -------     -------
Income from continuing operations before earnings
  of nonconsolidated affiliates and cumulative
  effect of accounting changes                3,584       4,721       3,734
Earnings of nonconsolidated affiliates        1,369       1,312       1,125
                                            -------     -------     -------
Income from continuing operations before
  cumulative effective of accounting changes  4,953       6,033       4,859
Income from discontinued operations              10         900         793
Cumulative effect of accounting changes (2)       -         (52)       (751)
                                           --------     -------     -------
  Net income                               $  4,963    $  6,881    $  4,901
                                            =======     =======     =======

  Net profit margin (3)                          3.4%        4.2%        3.6%


(1) Includes sales to nonconsolidated affiliates of $954 million, $855 million and $856 million in 1996, 1995 and 1994, respectively.
(2) Effective January 1, 1995, GM adopted EITF Issue No. 95-1 and effective January 1, 1994, GM adopted SFAS No. 112. Not included in 1994 is the unfavorable cumulative effect on GMAC earnings of $7 million of adopting SFAS No. 112 because the cumulative effect is included in earnings of nonconsolidated affiliates.
(3) Net profit margin represents income from continuing operations before cumulative effect of accounting change as a percent of net sales and revenues.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheet With Financing and Insurance Operations on an Equity Basis

                                                          December 31,
                                                          1996        1995
                     ASSETS                           (Dollars in Millions)

Cash and cash equivalents                               $13,320    $  9,047
Other marketable securities                               3,642       1,194
                                                        -------    --------
  Total cash and marketable securities                   16,962      10,241
Accounts and notes receivable (less allowances)
  Trade                                                   4,909       5,595
  Nonconsolidated affiliates                                927       2,103
Inventories (less allowances)                            11,898      11,348
Net assets of discontinued operations                         -       5,055
Contracts in process - net                                2,507       2,469
Net equipment on operating leases                         3,918       4,393
Deferred income taxes and other                           3,141       5,527
                                                        -------     -------
   Total current assets                                  44,262      46,731

Equity in net assets of nonconsolidated affiliates        9,855       9,983
Deferred income taxes                                    20,075      17,375
Other investments and miscellaneous assets               11,391      12,011
Property - net                                           37,156      34,438
Intangible assets - net                                  12,523      10,106
                                                        -------     -------
   Total assets                                        $135,262    $130,644
                                                        =======     =======

          LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                        $11,527    $ 10,624
Loans payable                                             1,214       2,187
Income taxes payable                                          -         101
Accrued liabilities and customer deposits                29,822      28,093
                                                         ------     -------
   Total current liabilities                             42,563      41,005

Long-term debt                                            5,192       4,114
Capitalized leases                                          198         166
Postretirement benefits other than pensions              40,578      39,001
Pensions                                                              5,966
5,594
Other liabilities and deferred income taxes              15,742      15,908
Deferred credits                                          1,605       1,510
Stockholders' equity                                     23,418      23,346
                                                         ------     -------
  Total liabilities and stockholders' equity           $135,262    $130,644
                                                        =======     =======

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Consolidated Statement of Cash Flows With Financing and Insurance Operations on an Equity Basis


                                                    Years Ended December 31,
                                                 1996        1995      1994
                                                 ----        ----      ----
                                                     (Dollars in Millions)
Cash flows from operating activities
   Income from continuing operations before
    cumulative effect of accounting changes     $4,953      $6,033    $4,859
   Adjustments to reconcile income from continuing
    operations before cumulative effect of accounting
    changes to net cash provided by operating activities
      Depreciation and amortization expenses     7,145       6,787     6,343
      Provision for ongoing postretirement benefits
         other than pensions, net of cash
         payments                                1,549       1,659     2,205
      Pension expense, net of cash contributions   801      (2,932)   (5,018)
      Plant closings reserve adjustments          (727)          -         -
      Pre-tax (gain) loss on sale of business
         units                                     253         116       (18)
      Change in other operating assets and liabilities
          Accounts receivable                    1,196        (137)     (838)
          Inventories                             (757)     (1,214)   (1,656)
          Accounts payable                         898        (288)    1,267
          Deferred taxes and income taxes payable (303)      1,077       406
          Other liabilities                        460         576     1,662
      Other                                      1,447        (575)   (1,555)
                                               -------     -------     -----
Net cash provided by operating activities       16,915      11,102     7,657
                                                ------      ------    ------

Cash flows from investing activities
  Expenditures for property                     (9,606)     (8,653)   (5,890)
  Special Inter-Company Payment from EDS (Note 2)  500           -         -
  Investments in other marketable securities
    - acquisitions                             (14,340)     (5,581)   (2,511)
  Investments in other marketable securities
    - liquidations                              11,891       5,496     1,914
  Operating leases - acquisitions               (4,090)     (1,090)   (1,851)
  Operating leases - liquidations                3,819         506     1,128
  Other                                            334         (71)      737
                                              --------     -------    ------
Net cash used in investing activities          (11,492)     (9,393)   (6,473)
                                                ------       -----     -----

Cash flows from financing activities
  Net (decrease) increase in loans payable        (971)      1,072      (528)
  Increase in long-term debt                     1,937         646       152
  Decrease in long-term debt                      (871)     (1,597)     (786)
  Proceeds from sale of minority interest in
    DIRECTV                                        138           -         -
  Net increase (decrease) in payable to GMAC         -         311      (143)
Repurchases of common and preference stocks       (251)     (1,681)        -
  Proceeds from issuing common stocks              480         453     1,017
  Cash dividends paid to stockholders           (1,530)     (1,328)   (1,112)
                                                 -----       -----     -----
Net cash used in financing activities           (1,068)     (2,124)   (1,400)
                                                 -----       -----     -----

Effect of exchange rate changes on cash and
   cash equivalents                               (185)        146       (16)
                                                 -----       -----     -----

Net cash provided by (used in) continuing
   operations                                    4,170        (269)     (232)
Net cash provided by (used in) discontinued
   operations                                      103         193       (24)
                                                ------      ------     -----
Net increase (decrease) in cash and
   cash equivalents                              4,273         (76)     (256)
Cash and cash equivalents at beginning
   of the year                                   9,047       9,123     9,379

Cash and cash equivalents at end of the year   $13,320      $9,047    $9,123
                                                ======       =====     =====

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Results of Operations With Financing and Insurance Operations on an Equity
Basis

Consolidated Statement of Income With Financing and Insurance Operations on an Equity Basis

                                                    Three Months Ended
                                                       December 31,

                                                   1996         1995
                                                  (Dollars in Millions)
Net sales and revenues(1)                         $35,966     $36,891
                                                   ------      ------

Costs and expenses
  Cost of sales and other operating charges,
    exclusive of items listed below                31,088      31,651
  Selling, general and administrative expenses      3,574       2,921
  Depreciation and amortization expenses            1,710       1,736
  Plant closings reserve adjustment              (    318)          -
                                                   ------      ------
    Total costs and expenses                       36,054      36,308
                                                   ------      ------

Operating (loss) income                               (88)        583

Other income less income deductions                   523         444
Interest expense                                      195    (    240)
                                                  -------     -------
Income from continuing operations before income taxes 240       1,267
Income tax (benefit) expense                     (    262)         34
                                                  -------    --------
Income from continuing operations before earnings
  of nonconsolidated affiliates                       502       1,233
Earnings of nonconsolidated affiliates                284         364
                                                  -------     -------
Income from continuing operations                     786       1,597
Income from discontinued operations                     -         269
                                                  -------     -------
  Net income                                     $    786     $ 1,866
                                                  =======      ======

  Net profit margin (2)                               2.2%         4.3%


(1) Includes sales to nonconsolidated affiliates of $216 million and $284 million for the fourth quarter of 1996 and 1995, respectively.
(2) Net profit margin represents income from continuing operations as a percent of net sales and revenues.



                                 * * * * * *

                       HUGHES ELECTRONICS NEWS RELEASE

      January 27, 1997 -- Hughes Electronics Corporation (Hughes) today reported record full year earnings, before the effects of purchase accounting adjustments related to General Motors' (GM) 1985 acquisition of Hughes Aircraft Company, of $1,151.2 million, or $2.88 per share of GM Class H common stock. Fourth quarter earnings, on the same basis, were $280.9 million, or $0.70 per share.

      Revenues for 1996, also a record for Hughes, were $15,917.9 million, a 7.8% increase over the $14,771.8 million reported in 1995. Revenues for the fourth quarter were $4,296.1 million, a 6.7% increase from the $4,028.1 million reported in the same period in 1995.

      Operating profit (excluding GM purchase accounting adjustments) in 1996 was $1,594.3 million, a 4.4% decrease from the operating profit of $1,667.3 million reported in 1995. The operating profit margin on the same basis was 10.1% for the year compared with 11.3% in 1995. Fourth quarter operating profit (excluding GM purchase accounting adjustments) decreased 11.7% to $369.4 million, compared with $418.5 million reported in last year's fourth quarter. The operating profit margin on the same basis was 8.6% for the fourth quarter compared with 10.5% in 1995.

      C. Michael Armstrong, Hughes Chairman and Chief Executive Officer, said that "the record 1996 revenues and earnings reflect Hughes' improved competitiveness and commitment to growth. The 1996 revenue increase was fueled by a 33% growth rate in Telecommunications and Space segment revenues primarily due to continued DIRECTV(R) subscriber growth as well as increased sales of commercial satellites, and cellular communications and DSS(R) equipment." Further, he stated that the Aerospace and Defense Systems segment also contributed to the increase in 1996 revenues primarily due to the December 1995 acquisition of Hughes Defense Communications (formerly Magnavox Electronic Systems Company) and higher information systems and services revenues. Mr. Armstrong attributed the full year and fourth quarter operating profit decline principally to lower GM production volumes related to the United Auto Workers
(UAW) and Canadian Auto Workers (CAW) strikes and continued price reductions in the Automotive Electronics segment.

      Earnings in 1996 increased 3.9% from the $1,107.8 million reported in 1995. Earnings per share increased 4.0% to $2.88 per share from $2.77 per share in 1995. The 1996 earnings included a $71.6 million after-tax gain recognized in the first quarter from the sale of a 2.5% equity interest in DIRECTV to AT&T and the impact from a decrease in the effective tax rate. Earnings for the fourth quarter of 1996 decreased 4.6% from the $294.4 million reported in the fourth quarter of 1995. Earnings per share decreased 5.4% to $0.70 per share from $0.74 per share in the fourth quarter of 1995. The Automotive Electronics segment accounted for the majority of the decline in fourth quarter earnings primarily due to lower GM production volumes related to the UAW and CAW strikes, and continued price reductions which more than offset the favorable impact of the lower effective tax rate.

      On January 16, 1997, GM and Hughes announced a series of transactions designed to address strategic challenges and unlock shareholder value in the three Hughes business segments. The transactions include the tax-free spin-off of the Hughes defense business to holders of GM's $1-2/3 par value and Class H common stock, followed by the tax-free merger of that business with Raytheon Company. At the same time, Delco Electronics will be transferred from Hughes to GM's Delphi Automotive Systems unit. Finally, GM's Class H common stock will be recapitalized into a tracking stock linked to the telecommunications and space business of Hughes. The transactions, which are expected to be submitted to stockholders for approval in mid-1997, had no impact on 1996 financial results.

          Segment Financial Review: Fourth Quarter and Calendar Year

                         TELECOMMUNICATIONS AND SPACE

      Revenues for the quarter were $1,224.8 million, an increase of 30.9% over revenues of $936.0 million reported in the prior year's fourth quarter. The growth was principally due to continued DIRECTV subscriber growth and increased sales of cellular communications and DSS equipment, commercial satellites, and Galaxy satellite transponders. DIRECTV subscribers at December 1996 month-end totaled 2.3 million.

      Operating profit in the fourth quarter increased 43.8% to $66.3 million compared with $46.1 million reported in the same period in 1995. This improvement was primarily the result of reduced DIRECTV operating losses in the United States, reduced development costs related to the geostationary satellite mobile telephony product line, and profits on higher sales of cellular communications equipment, commercial satellites and Galaxy transponders. These increases were partially offset by operating losses related to the start of DIRECTV service in Latin America. As a result, fourth quarter operating profit margin increased to 5.4% from 5.0% in 1995.

      Revenues in 1996 increased 33.1% to $4,114.9 million from $3,092.7 million last year. The revenue growth reflects continued expansion of the DIRECTV subscriber base and increased sales of commercial satellites, cellular communications and DSS equipment, and Galaxy transponders.

      For the full year, operating profit was $259.8 million, a 37.3% increase over the $189.2 million reported in 1995. The increase was principally due to the aforementioned revenue growth and reduced mobile telephony satellite development costs offset, in part, by operating losses related to the start of DIRECTV service in Latin America. As a result, full year operating profit margin increased to 6.5% from 6.2% in 1995.

                            AUTOMOTIVE ELECTRONICS

      Revenues for the quarter were $1,249.8 million, a decrease of 11.2% from revenues of $1,407.0 million for the same period in 1995. The reduced revenues reflect an 11.7% decrease in GM vehicles produced in the United States and Canada (excluding joint ventures) primarily related to the UAW and CAW strikes and a 1.3% decline in Hughes-supplied electronic content in these vehicles (from $914 per vehicle to $902 per vehicle), partially offset by an 8.9% increase in international and non-GM sales (from $248 million to $270 million).

      Operating profit in the fourth quarter was $92.0 million, a 57.0% decline from $213.9 million reported for the comparable period in 1995. The decline was primarily due to reduced production volumes and continued price reductions resulting from competitive pricing in connection with GM's global sourcing initiative. As a result, fourth quarter operating profit margin was 7.4% compared with 15.4% last year.

      For the full year, revenues were $5,350.8 million, a 3.8% decrease from the $5,561.3 million reported in 1995. This decline was principally due to a 6.4% reduction in GM vehicles produced in the United States and Canada (excluding joint ventures) primarily related to the aforementioned strikes offset, in part, by a 2.0% increase in Hughes-supplied electronic content in these vehicles (from $888 per vehicle to $906 per vehicle) and a 20.1% increase in international and non-GM sales (from $841 million to $1,010 million).

      The 1996 operating profit was $654.0 million compared with $869.0 million in 1995, a decrease of 24.7%. The decline was mostly due to reduced production volumes, continued price reductions resulting from competitive pricing in connection with GM's global sourcing initiative, and the impact from continued investment in international expansion. As a result, the 1996 operating profit margin declined to 12.3% compared with last year's 15.9%.

                          AEROSPACE AND DEFENSE SYSTEMS

      Fourth quarter 1996 revenues were $1,790.4 million, an 11.1% increase over revenues of $1,610.9 million reported in the same period in 1995. The growth was primarily due to additional revenues resulting from the December 1995 acquisition of Hughes Defense Communications and the build-up of newer programs including Desktop V, Wide Area Augmentation System and Land Warrior.

            Operating profit for the period increased 8.4% to $208.3 million compared with $192.2 million for the fourth quarter of 1995. The operating profit margin in the period declined to 11.6% from 12.1% in last year's fourth quarter primarily due to a continued shift from production programs to engineering and development programs, and growth in information systems and services revenues.

            Revenues for 1996 increased 6.6% to $6,338.4 million from $5,945.4 million in 1995. The increase reflects the Hughes Defense Communications acquisition, higher information systems and services revenues, and build-up of newer programs including Desktop V, Wide Area Augmentation System and Land Warrior. These increases were partially offset by lower production rates on several missile programs including Stinger, Standard and Sparrow.

            Operating profit in 1996 was $694.7 million, a 1.0% increase from the $688.0 million reported in 1995. The operating profit margin for the year declined to 11.0% from 11.7% in 1995 primarily due to a continued shift from production programs to engineering and development programs, and growth in information systems and services revenues.

CONSOLIDATED STATEMENT OF INCOME AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME
(Dollars in Millions Except Per Share Amounts)

                                                              Years Ended
                                         Fourth Quarter       December 31,
                                       ------------------  ------------------
                                         1996      1995      1996      1995
                                       ------------------  ------------------
Revenues
  Net sales
    Outside customers                  $3,100.6  $2,678.5 $10,661.5  $9,528.8
    General Motors and affiliates       1,187.2   1,292.2   5,082.6   5,185.5
  Other income - net                        8.3      57.4     173.8      57.5
                                        -------   -------  --------  --------
Total Revenues                          4,296.1   4,028.1  15,917.9  14,771.8
                                        -------   -------  --------  --------
Costs and Expenses
  Cost of sales and other operating charges,
    exclusive of items listed below     3,302.3   3,023.8  12,083.9  11,325.1
  Selling, general, and administrative
    expenses                              463.7     396.3   1,505.6   1,234.2
  Depreciation and amortization           152.4     132.1     560.3     487.7
  Amortization of GM purchase accounting
    adjustments related to Hughes
    Aircraft Company                       30.6      30.5     122.3     123.4
  Interest expense - net                   (0.5)      1.7      11.2       7.5
                                        -------   -------  --------  --------
      Total Costs and Expenses          3,948.5   3,584.4  14,283.3  13,177.9
                                        -------   -------  --------  --------
Income before Income Taxes                347.6     443.7   1,634.6   1,593.9
Income taxes                               97.3     179.8     605.7     645.6
                                        -------   -------   -------   -------
Net Income                                250.3     263.9   1,028.9     948.3
Adjustments to exclude the effect of
  GM purchase accounting adjustments
  related to Hughes Aircraft Company       30.6      30.5     122.3     159.5
                                        -------   -------   -------   -------
Earnings Used for Computation of Available
  Separate Consolidated Net Income       $280.9    $294.4  $1,151.2  $1,107.8
                                        =======   =======   =======  ========

Available Separate Consolidated
  Net Income                              $69.8     $71.1    $283.3    $264.6
                                        =======   =======   =======  ========

Net Earnings Attributable to General Motors
  Class H Common Stock on a Per Share
  Basis                                   $0.70     $0.74     $2.88     $2.77
                                           ====      ====      ====      ====

CONSOLIDATED BALANCE SHEET
(Dollars in Millions)

                                                   December 31,   December 31,
                                        ASSETS         1996           1995
                                                  ------------   ------------


Current Assets
  Cash and cash equivalents                          $1,161.3      $1,139.5
  Accounts and notes receivable
    Trade receivables                                 1,200.6       1,235.6
    General Motors and affiliates                       113.4         146.7
  Contracts in process                                2,507.1       2,469.2
  Inventories                                         1,528.5       1,225.5
  Prepaid expenses, including deferred income taxes     568.1         594.3
                                                     --------      --------
      Total Current Assets                            7,079.0       6,810.8
Property-Net                                          2,886.6       2,739.2
Telecommunications and Other Equipment-Net            1,133.5       1,175.1
Intangible Assets-Net                                 3,466.0       3,573.7
Investments and Other Assets, Including Deferred
  Income Taxes                                        1,915.0       1,675.6
                                                     --------      --------
Total Assets                                        $16,480.1     $15,974.4
                                                     ========      ========


                     LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities
  Accounts payable
    Outside                                            $896.4        $748.7
    General Motors and affiliates                        27.5          52.2
  Advances on contracts                                 868.9         838.3
  Notes and loans payable                               248.1         432.5
  Income taxes payable                                  132.9         190.8
  Accrued liabilities                                 2,025.8       2,046.3
                                                     --------      --------
      Total Current Liabilities                       4,199.6       4,308.8
                                                     --------      --------
Long-Term Debt and Capitalized Leases                    34.5         258.8
                                                     --------      --------
Postretirement Benefits Other Than Pensions           1,658.9       1,610.6
                                                     --------      --------
Other Liabilities, Deferred Income Taxes,
  and Deferred Credits                                1,407.2       1,270.5
                                                     --------      --------
Total Stockholder's Equity                            9,179.9       8,525.7
                                                     --------      --------
Total Liabilities and Stockholder's Equity          $16,480.1     $15,974.4
                                                     ========      ========

Certain   amounts  for  1995  have  been   reclassified  to  conform  with  1996
classifications.

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in Millions)

                                                              Years Ended
                                                             December 31,
                                                           ------------------
                                                            1996        1995
                                                           ------------------

Cash Flows from Operating Activities
Net income                                                $1,028.9     $948.3
Adjustments to reconcile net income to
net cash provided by operating activities
  Depreciation and amortization                              560.3      487.7
  Amortization and adjustments of GM
    purchase accounting adjustments related
    to Hughes Aircraft Company                               122.3      159.5
  Pension expense, net of cash contributions                  (1.3)     (51.9)
  Provision for postretirement benefits
    other than pensions, net of cash payments                  40.1      43.5
  Net (gain) loss on sale of property                         (23.2)      6.1
  Net gain on sale of investments and businesses             (120.3)    (12.9)
  Change in deferred income taxes and other                   130.9    (150.1)
  Change in other operating assets and liabilities
      Accounts receivable                                     86.7     (147.3)
      Contracts in process                                   (34.1)    (186.2)
      Inventories                                           (302.8)    (160.1)
      Prepaid expenses                                       (30.3)      (3.0)
      Accounts payable                                       122.0      (92.0)
      Income taxes                                           (57.9)     160.4
      Accrued and other liabilities                          (13.9)     257.0
      Other                                                 (308.0)    (272.8)
                                                           -------    -------
    Net Cash Provided by Operating Activities              1,199.4      986.2
                                                           -------    -------
Cash Flows from Investing Activities
  Investment in companies, net of cash acquired              (28.7)    (309.5)
  Expenditures for property and special tools               (652.3)    (545.7)
  Increase in telecommunications and other equipment        (191.2)    (198.9)
  Proceeds from sale and leaseback of satellite transponders
    with General Motors Acceptance Corporation               252.0           -
  Proceeds from disposal of property                          96.2       50.6
  Proceeds from sale of investments and businesses               -      127.2
  Decrease (increase) in notes receivable                      1.6      (13.6)
                                                             -----      -----
    Net Cash Used in Investing Activities                   (522.4)    (889.9)
                                                             -----      -----
Cash Flows from Financing Activities
  Net decrease in notes and loans payable                   (393.2)     (80.9)
  Increase in long-term debt                                  13.5       28.0
  Decrease in long-term debt                                 (29.0)     (37.7)
  Proceeds from sale of minority interest in subsidiary      137.5           -
  Cash dividends paid to General Motors                     (384.0)    (368.0)
                                                             -----      -----
    Net Cash Used in Financing Activities                   (655.2)    (458.6)
                                                             -----      -----
Net increase (decrease) in cash and cash equivalents          21.8     (362.3)
Cash and cash equivalents at beginning of the year         1,139.5    1,501.8
                                                           -------    -------
Cash and cash equivalents at end of the year              $1,161.3   $1,139.5
                                                           =======    =======

PRO FORMA SELECTED SEGMENT DATA*
(Dollars in Millions)
                                                           Years Ended
                                      Fourth Quarter       December 31
                                    ------------------  -------------------
                                      1996      1995      1996       1995
                                    ------------------  -------------------

TELECOMMUNICATIONS AND SPACE
Revenues
  Amount                            $1,224.8    $936.0  $4,114.9   $3,092.7
  As a percentage of Hughes Revenues    28.5%     23.2%     25.9%      20.9%
Net Sales                           $1,227.0    $930.2   $3,992.2  $3,075.8
Operating Profit(1)                    $66.3     $46.1    $259.8     $189.2
Operating Profit Margin(2)               5.4%      5.0%      6.5%       6.2%
Depreciation and Amortization(3)       $53.0     $52.5    $194.8     $178.3
Capital Expenditures(4)               $104.9    $190.3    $449.8     $436.5

AUTOMOTIVE ELECTRONICS
Revenues
  Amount                            $1,249.8  $1,407.0  $5,350.8   $5,561.3
  As a percentage of Hughes Revenues    29.1%     34.9%     33.6%      37.6%
Net Sales                           $1,243.3  $1,389.1  $5,311.3   $5,479.7
Operating Profit(1)                    $92.0    $213.9    $654.0     $869.0
Operating Profit Margin(2)               7.4%     15.4%     12.3%      15.9%
Depreciation and Amortization          $48.4     $35.7    $195.9     $151.4
Capital Expenditures                   $40.1     $82.3    $196.0     $264.7

AEROSPACE AND DEFENSE SYSTEMS
Revenues
  Amount                            $1,790.4  $1,610.9  $6,338.4   $5,945.4
  As a percentage of Hughes Revenues    41.7%     40.0%     39.8%      40.2%
Net Sales                           $1,788.0  $1,586.2   $6,331.5  $5,899.7
Operating Profit(1)                   $208.3    $192.2    $694.7     $688.0
Operating Profit Margin(2)              11.6%     12.1%     11.0%      11.7%
Depreciation and Amortization(3)       $47.7     $36.2    $157.6     $132.0
Capital Expenditures                   $65.4     $36.1    $171.1     $109.8

CORPORATE AND OTHER
Operating Profit (Loss)(1)              $2.8    $(33.7)   $(14.2)    $(78.9)


* The Consolidated Financial Statements reflect the application of purchase accounting adjustments related to GM's acquisition of Hughes Aircraft Company. However, as provided in the General Motors Certificate of Incorporation, the earnings attributable to GM Class H common stock for purposes of determining the amount available for the payment of dividends on GM Class H common stock specifically excludes such adjustments. In order to provide additional analytical data, the above unaudited pro forma selected segment data, which excludes the purchase accounting adjustments related to GM's acquisition of Hughes Aircraft Company, is presented.
(1) Net Sales less Total Costs and Expenses other than Interest Expense.
(2) Operating Profit as a percentage of Net Sales.
(3) Excludes amortization arising from purchase accounting adjustments related to GM's acquisition of Hughes Aircraft Company amounting to $5.1 million in each of the fourth quarters and $21.0 million in each of the years for the Telecommunications and Space segment and $25.3 million in each of the fourth quarters and $100.9 million in each of the years for the Aerospace and Defense Systems segment.
(4) Includes expenditures related to telecommunications and other equipment amounting to $45.3 million, $127.0 million, $187.9 million, and $274.6 million, respectively.


                                 * * * * * *

                              GMAC NEWS RELEASE

      General Motors Acceptance Corporation (GMAC) -- reported 1996 consolidated net income of $1,240 million, up 20% from the $1,031 million earned in 1995, GMAC President John R. Rines announced today. These earnings were the highest since 1991.

      In 1996, net income from financing operations, including results from the GMAC Mortgage Group, totaled $1,048 million, up 21% from the $868 million earned in 1995. Earnings benefited from a favorable funding mix, continued growth in retail leasing, and higher earnings from the mortgage operations.

      Motors Insurance Corporation (MIC), GMAC's insurance subsidiary, generated net income of $192 million in 1996, up 18% from the $163 million earned in 1995. The increase is principally due to improved performance from commercial dealership and extended warranty coverages and higher capital gains.

      Fourth quarter 1996 results totaled $274 million, up 4% from the $263 million earned in the final quarter of 1995. For the quarter, net income from financing operations, including the mortgage group's results, totaled $206 million, up from $201 million earned a year ago. MIC's net income for the fourth quarter 1996 totaled $68 million, which is a record fourth-quarter return and up from $62 million earned a year ago.


                                 * * * * * *


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

      (c)  Exhibits


      Exhibit 3(ii) By-Laws, reflecting amendments to Section 3.1, 3.2, and 3.5.

      Section                       Amendment
      -------                       ---------

      3.1
      Committees of the Board       Amended to revise the name of the
      of Directors                  "Finance Committee" to the "Investment
                                    Funds Committee"

      3.2
      Election and Vacancies        Amended to revise the name of the
                                    "Finance Committee" to the "Investment
                                    Funds Committee"

      3.5
      Investment Fund Committee     Amended to revise the name of the
      of Directors                  "Finance Committee" to the "Investment
                                    Funds Committee"

                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                 (Registrant)
Date    February 3, 1997
        -----------------
                                       By
                                            s/Wallace W. Creek
                                            -------------------------------
                                            (Wallace W. Creek, Comptroller)